EXHIBIT 99.1
Spirit Airlines Reports March 2015 Traffic

MIRAMAR, Fla., (April 9, 2015) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for March 2015.

Traffic (revenue passenger miles) in March 2015 increased 24.6 percent versus March 2014 on a capacity (available seat miles) increase of 25.8 percent. Load factor for March 2015 was 88.1 percent, a decrease of 0.9 percentage points compared to March 2014. Spirit's preliminary completion factor for March 2015 was 98.5 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended March 31, 2015 and 2014.

	March 2015	March 2014	Change
Revenue passenger miles (RPMs) (000)	1,473,297	1,181,990	24.6%
Available seat miles (ASMs) (000)	1,672,260	1,328,805	25.8%
Load factor	88.1%	89.0%	(0.9) pts
Passenger flight segments	1,471,651	1,183,932	24.3%
Average stage length (miles)	988	993	(0.5)%
Total departures	10,292	8,304	23.9%

	YTD 2015	YTD 2014	Change
Revenue passenger miles (RPMs) (000)	4,017,559	3,289,287	22.1%
Available seat miles (ASMs) (000)	4,729,463	3,784,727	25.0%
Load factor	84.9%	86.9%	(2.0) pts
Passenger flight segments	3,980,009	3,263,515	22.0%
Average stage length (miles)	991	1,000	(0.9)%
Total departures	29,044	23,561	23.3%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 330 daily flights to 57 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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